Exhibit 99.1

CONTACT:
Company Contact	Public Relations Contact
Scott Tetenman, Manager of Project Financing and Treasury	John Abrashkin
Environmental Power Corporation	Ricochet Public Relations
914 631-1435 x42	(212) 679-3300 x121
stetenman@environmentalpower.com	jabrashkin@ricochetpr.com

Environmental Power Announces Third Quarter 2008 Results and Provides Business Update

TARRYTOWN, N.Y., November 10, 2008 – Environmental Power Corporation (NASDAQ: EPG) (“we”, “us”or the “Company”) today announced results for the third quarter ended September 30, 2008.

Business Commentary

During the last quarter, the Company undertook a number of initiatives in its transformation from a development based company to a sustainable operating company. These initiatives include the following, which will be further described later in this press release:

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Enhance Capital Structure – Begin to raise necessary equity capital through means that minimize shareholder dilution, including debt and investment by strategic partners at the project and corporate level. In addition, pursue an additional $26 million in tax-exempt bond financing for the Bar 20 Project.

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Confirm Huckabay Ridge Operating Performance – Complete modifications to the biogas collection system and the gas conditioning system to ensure reliable performance to meet target output and economics.

•	Reduce G&A Costs – Reduce G&A costs by 25% and maintain reductions for 2009.

•	Project Costs – Take advantage of the decrease in the cost of commodities to reduce our project capital costs and therefore improve project returns.

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Seek Value for our By-Products – Finalize an alliance with Organix that will use our solids as a peat replacement, and continue exploring the value of our solids as a component of eco-friendly building products.

•	Seek Parity with other Renewables and Bio-Fuels – Support recently introduced legislation creating tradable tax-credits for the production of renewable natural gas from waste products.

•	Project Development – While prioritizing our announced projects, prepare our next group of projects to continue our growth.

These initiatives formed the framework for our decision making and focused the organization at the inflection point in its growth cycle. These points will be described in greater detail during the update call scheduled for today at 10:00 a.m. EST.

Market Update

We continue to experience strong interest in our RNG® product due to increased focus on domestic renewable sources of energy as well as the possibility of increased mandates related to Renewable

Portfolio Standards by several states. We also are witnessing the possibility of a federal mandate under the new administration. In addition, the expectation of a mandatory carbon cap and trade regime is also increasing regardless of the present economic conditions, with the debate centering on how such a program could improve economic conditions. The Company believes that the increased desire to improve environmental stewardship by industry has also increased the demand and, therefore, the potential value of the greenhouse gas offset credits that our facilities generate.

During our last update call, we expressed belief that there would be numerous efforts with the new Congress to pass legislation to promote renewable energy and we would continue our efforts to obtain parity with other renewables and bio-fuels. We are encouraged, therefore, by prospects for an improved climate for renewable natural gas at the federal level. In the House, for example, HR 7097, introduced by Representative Higgins of New York on September 25, would provide a transferable production tax credit of $4.27 per MMBtu for renewable natural gas production from qualifying facilities. This bill would help to put renewable gas production on equal footing with other renewable processes already receiving federal support. The bill has the backing of the American Gas Association, the Gas Technology Institute, and major US utilities, and is comparable to a Senate Bill introduced by Senator Ben Nelson of Nebraska last year. We are of course grateful for the Congressional support to date and look forward to working with the AGA, the GTI, and interested utilities to support this important legislation along with other anticipated initiatives favorable to renewable energy from the Obama administration, the Congress, and key states where we are actively pursuing projects.

We believe that there continues to be broad concerns about traditional petroleum based as well as food crop based renewable transportation fuels. The discussions related to a shift to natural gas continues as a fuel for vehicles and fits well with the nature of our biogas production. Under the new administration, we believe more emphasis will be focused on incentivizing natural gas as a transport fuel, which bodes well for our market position.

While we have experienced volatility in the price of brown gas over the last several months, including the normal softening of prices during the fall season, the price has recovered to the same level that existed when we negotiated our long term RNG® agreement with PG&E, approximately $7.20/MMBtu. The projected 2010 strip today is $8.22 with a similar price for 2011. It must be remembered that we price our RNG® product at a market price reflecting the value of our green premium, which we believe will increase over time. It is for this reason that we seek longer term agreements that provide greater certainty in future revenue streams than that which exists in the monthly volatile gas markets. Pricing certainty allows us to attract capital to support our growth.

We also see increased interest in our RNG® as a renewable fuel to displace brown gas in the production of clean energy from users of fuel cells as well as from producers of solar and wind power seeking to firm up the renewable character of their projects. These sources of demand increase the market value of our product.

The Company believes that all these factors bode well as we seek to maintain our first mover status in the biogas market, execute on identified projects totaling 5.0 million MMBtu per year of energy production, and continue to bring forward our development pipeline of over 10.7 MMBtu of energy production per year.

Business Update

Financial Results

For the three months ended September 30, 2008, the Company had a net loss applicable to common shareholders of $5,088,000, or loss per share of $0.33, compared to a net loss applicable to common shareholders of $6,249,000, or loss per share of $0.61, for the three months ended September 30, 2007. The net loss applicable to common shareholders declined in the 2008 period because, for the three months ended September 30, 2007, the Company had a loss from discontinued operations of $2,041,000, whereas these operations were discontinued prior to the third quarter of 2008 and, therefore, did not affect the Company’s results in that quarter.

Revenue for the three months ended September 30, 2008 increased to $456,000 from $344,000 for the three months ended September 30, 2007. The increase is attributable to revenues from the Huckabay Ridge facility for the month of July 2008. The facility was taken out of service for the months of August and September in order to complete certain repairs and upgrades in order to improve long term operating performance and to bring operating costs in-line with target.

For the quarter ended September 30, 2008, operations and maintenance expense was $1,785,000, as compared to $313,000 for the same period in 2007, an increase of $1,472,000. The increase was due to operations and maintenance expense at the Huckabay Ridge facility during the third quarter of 2008. The increase results from the repairs and upgrades mentioned above, as well as the fact that these expenses were capitalized during the 2007 period prior to the commencement of commercial operations. General and administrative expenses declined by $911,000 to $2,865,000 for the three months ended September 30, 2008 as compared to $3,776,000 for the same period in 2007. The decline is attributable to lower salary expenses in 2008 due to severance payments in the third quarter of 2007 which we did not have in the third quarter of 2008 as well as lower non-cash compensation expense in 2008 due to reduced expense from stock options and stock appreciation rights. Depreciation and amortization expense increased to $379,000 for the three months ended September 30, 2008 as compared to $78,000 for the three months ended September 30, 2007. The increase in depreciation and amortization expense was principally the result of the fact that the third quarter of 2008 included three months of depreciation of the Huckabay Ridge facility, which began commercial operations in February 2008, whereas no such depreciation and amortization expense was recorded for the same period of 2007.

As a result of the changes described above, our operating loss from continuing operations increased to $4,572,000 in the third quarter of 2008 from $3,823,000 in the same period in 2007.

Interest income for the three months ended September 30, 2008 was $88,000, as compared $110,000 for the three months ended September 30, 2007. Interest income decreased primarily due to lower interest rates on invested cash balances.

Interest expense increased to $263,000 for the three months ended September 30, 2008 as compared to $3,000 for the three months ended September 30, 2007. The increase was principally due to the fact that we ceased the capitalization of interest related to the Huckabay Ridge facility when it began commercial operations in February 2008. The interest expense related to the portion of the bonds allocated to finance the Huckabay Ridge facility is now recorded as interest expense.

We are pleased to report that we have resolved the weaknesses in our controls that were reported in prior filings with the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002. None of the disclosed items required changes or restatements of our financial statements, and the necessary controls have been identified and implemented by our accounting team.

A complete presentation of the Company’s financial results for the third quarter of 2008, and management’s discussion and analysis thereof, is included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, which is being filed today with the Securities and Exchange Commission and will be available on both the Commission’s and the Company’s web site.

Financing

We announced the successful September closing of $62.4 million of tax exempt bond financing to support the construction of the Hanford and Riverdale anaerobic digester projects in California. This followed the raising of $7.0 million of tax exempt bond financing in July 2008 to finance the Swift project in Grand Island, Nebraska. With over $100 million of restricted cash on its balance sheet at September 30, 2008, the Company is seeking additional financing which, together with these restricted cash balances, will provide the remaining equity funds for the JBS Swift, Texas and the two California projects being developed by its subsidiary, Microgy, Inc. and its affiliates. In coordination with the California Debt Limit Allocation Committee and the California Statewide Communities Development Authority, the Company currently expects to pursue additional tax-exempt bond financing in California for the Bar 20 project in the first quarter of 2009.

As described in its press release dated November 3, 2008, the Company is currently pursuing an offering of a minimum of $10 million, and a maximum, subject to increase, of $25 million, of its proposed 13% Convertible Notes due January 1, 2014, the proceeds of which would be devoted to the construction and operation of projects developed by Microgy and its affiliates. The proposed notes would have a conversion feature that allows conversion of the principal into common stock of the Company at a discount, with a proposed minimum conversion price of $5.40. The Company does not yet have any commitments for this financing as the process is in its very early stages. This financing is currently expected to close in various tranches over the next 90 days.

The Company has filed a shelf registration statement relating to these securities, which the Securities and Exchange Commission has declared effective.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company and these securities cannot be sold in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

In the meantime, the Company has taken measures to minimize its need for cash. Specifically, the Company is significantly reducing its cash expenditures associated with its general and administrative expenses.

Operations

Previously, the Company announced that it was implementing changes at the Huckabay Ridge facility to improve the gas conditioning and related equipment. The improvements to the gas conditioning system have been substantially completed and final testing of that equipment is underway. From this point forward, the plant is expected to ramp up its production levels through this month and into early December.

In addition, the plant was taken out of service beginning in August also to correct lingering problems related to the original design of the biogas collection system and overpressure protection systems. We experienced a blockage in the biogas collection system causing an over-pressurization of two tanks. The blockage originated as large quantities of biogas, at times even greater than what had been contemplated in facility design, carried over fibrous material that accumulated on intrusive devices, such as instrumentation and valves, and plugged the collection system.

The tank’s protection systems worked as designed but it became apparent that for reliable operations, the best remedy was to modify the biogas collection system to make it consistent with the system incorporated in the next generation of our standard design. Therefore, we put the digesters into a neutral state and immediately instituted repair of the two tanks, upgraded pressure relief systems, and made the necessary improvements to the biogas collection system including new valving and instrumentation and pressure monitors. We are presently bringing seven of the eight digesters up to expected biogas production levels with the eight tank being repaired in the next few weeks, at which time it will be re-seeded and brought up to targeted levels of biogas production.

As we bring up Huckabay Ridge facility to the 100% biogas level previously achieved, we are confident that we have addressed the previous limitations in our process. These limitations negatively affected both our RNG® sales and operating costs. We have a high degree of confidence that we will reach our goal, which is to achieve the same continuous and reliable output levels that we have experienced at the Wisconsin facilities, where we continue to operate at or above output targets.

New Project Construction and Commodity Prices

Construction of our projects is on track for achieving our $40 million targeted annualized revenue level by the second quarter of 2010. The Swift project is scheduled for completion during the first quarter 2009. We are planning to complete the Rio Leche and Cnossen projects by the fourth quarter of next year with the remaining projects scheduled for commercial operation by the beginning of the second quarter of 2010. Our backlog of 10.7 million MMBtu will supply us with additional projects that we expect to announce as we get closer to construction dates for such facilities.

The Company expects to benefit from the significant decrease in commodity prices, as commodities such as steel and copper are a significant component of our facilities. Steel components include the digester tanks, rebar, piping and other equipment, while copper is incorporated into electric cables and transformers. In addition, due to the overall slowdown in construction, we are seeing a decrease in delivery times and availability of construction labor. We are presently analyzing the most appropriate contracting philosophy and timing of orders as we prepare for our extensive construction program, which will include 32 digesters. It should be noted that we have already given back $3 million of volume cap from that originally requested for the California projects as we continue to improve our project estimates for capital costs.

Demand for our By-Products

As recently announced, we have established a strategic alliance with Organix for the production of a peat replacement, RePEET™, which will utilize our solid by-product from selected Microgy anaerobic digestion facilities. This arrangement allows the Company to produce another high-value product from waste streams, in addition to our premium-based Renewable Natural Gas (RNG®). A typical large scale Microgy RNG® project can produce 40,000 to 70,000 cubic yards of RePEET™ product per year, with the associated revenues to the Company dependent on specific project arrangements. This initiative will further strengthen the Company’s ability to generate favorable project economics, again by turning a waste product into a high-value product.

In addition, we continue dialogue with eco-friendly building product manufacturers who have expressed interest in our solid by-products for their wall board and other products, including furniture. As this market evolves, we will evaluate our involvement and economic implications.

Summary

“We are pleased by the progress we have made in having the projects “ready-to-go” with the projects’ tax-exempt debt and permits in place,” said Rich Kessel. “We believe that the market for our RNG® product is continuing to improve with increased demand for natural gas for a myriad of uses. We will remain focused on completing the various initiatives outlined in this press release and the construction of our announced pipeline of projects.”

Management Conference Call

Mr. Richard Kessel, President and CEO, and Mr. Michael Thomas, Senior Vice President and CFO, will comment on these and related items and will also answer questions from interested investors in the conference call scheduled for Monday, November 10, 2008, at 10:00 a.m. EST. Conference Call details:

When:	10:00 a.m. Eastern Standard Time: November 10, 2008

Dial-in:	U.S. Toll Free:	877-737-1669
	Canadian Toll Free:	800-501-6064
	International Toll:	302-709-8008
	Verbal Passcode:	VK62342

Replay Access #: U.S. 800-355-2355 Code 62342#
International & Canadian Toll: 402-220-2946 Code 62342#

The call will be available for 3 days by accessing the number above after which it will be available on our website www.environmentalpower.com

ABOUT ENVIRONMENTAL POWER CORPORATION

Environmental Power Corporation is a developer, owner, and operator of renewable energy production facilities. Our principal operating subsidiary, Microgy, Inc., develops and operates proven large scale, commercial anaerobic digestion based projects which produce a versatile methane-rich biogas from livestock waste and other organic sources. For more information visit the Company's web site at http://www.environmentalpower.com.

CAUTIONARY STATEMENT

The Private Securities Litigation Reform Act of 1995, referred to as the PSLRA, provides a “safe harbor” for forward-looking statements. Certain statements contained in this press release, such as statements concerning planned manure-to-energy systems, our sales pipeline, our backlog, our projected sales and financial performance, statements containing the words “may,” “assumes,” “forecasts,” “positions,” “predicts,” “strategy,” “will,” “expects,” “estimates,” “anticipates,” “believes,” “projects,” “intends,” “plans,” “budgets,” “potential,” “continue,” “targets” “proposed,” and variations thereof, and other statements contained in this press release regarding matters that are not historical facts are forward-looking statements as such term is defined in the PSLRA. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: uncertainties regarding the terms of, investor interest in and ultimate sale of tax-exempt bonds and receipt of proceeds therefrom, uncertainties involving development-stage companies; uncertainties regarding project financing, the lack of binding commitments and/or the need to negotiate and execute definitive agreements for the construction and financing of projects, the sale of project output, the supply of substrate and other requirements and for other matters; financing and cash flow requirements and uncertainties; inexperience with the development of multi-digester projects; risks relating to fluctuations in the price of commodity fuels like natural gas, and our inexperience with managing such risks; difficulties involved in developing and executing a business plan; difficulties and uncertainties regarding acquisitions; technological uncertainties; including those relating to competing products and technologies; risks relating to managing and integrating acquired businesses; unpredictable developments; including plant outages and repair requirements; the difficulty of estimating construction, development, repair and maintenance costs and timeframes; the uncertainties involved in estimating insurance and implied warranty recoveries, if any; the inability to predict the course or outcome of any negotiations with parties involved with our projects; uncertainties relating to general economic and industry conditions, and the amount and rate of growth in expenses; uncertainties relating to government and regulatory policies and the legal environment; uncertainties relating to the availability of tax credits, deductions, rebates and similar incentives; intellectual property issues; the competitive environment in which Environmental Power Corporation and its subsidiaries operate and other factors, including those described in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, well as in other filings we make with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.